Form of Indemnification Agreement

Exhibit 10.5

Indemnification of Directors and Officers

NRS 78.502 of Chapter 78 of the Nevada Private Corporations Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of NRS 78.502 of Chapter 78 of the Nevada Private Corporations Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the Securities Act).

As permitted by the Nevada Private Corporations, the Registrant’s restated certificate of incorporation that will be in effect at the closing of the offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	Under NRS 78.300 of Nevada Private Corporation Law (regarding unlawful dividends and stock purchases); or

●	any transaction from which the director derived an improper personal benefit.

As permitted by the Nevada Private Corporation Law, the Registrant’s restated bylaws that will be in effect at the closing of our initial public offering, provide that:

●	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Nevada Private Corporation Law, subject to very limited exceptions;

●	the Registrant may indemnify its other employees and agents as set forth in the Nevada Private Corporation Law;

●
the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Nevada Private Corporation Law, subject to very limited exceptions; and

●	the rights conferred in the bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.